Acciona and Enel

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Endesa strategic stakes

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Value creation for Endesa and Acciona shareholders

Juan Muro-Lara

MD Corporate Development

Chairman Office

March 26th 2007

acciona

Pioneers in development and sustainability

Disclaimer

This presentation contains information on Acciona, S.A. (Acciona) in connection with Acciona's beneficial ownership of shares in Endesa, S.A. (Endesa) and in connection with an agreement (the "Agreement") entered into today with another major shareholder of Endesa, Enel SpA (Enel), and the transactions and matters contemplated by the Agreement.

This presentation should be read together with the Agreement, an original Spanish language copy of which has been publicly filed with the Spanish Comisión Nacional del Mercado de Valores (CNMV) and an English language translation of which will be filed with filings to be made with the United States Securities and Exchange Commission (SEC).

Further, analysts and investors should carefully review all of the filings made by Acciona with the CNMV and with the SEC; those filings contain important information about Acciona, its beneficial ownership of the Endesa shares, the Agreement and the transactions contemplated thereby, and related matters. The Agreement and all of the information referred to in this paragraph is publicly available at www.cnmv.es and www.sec.gov and shall be deemed included herein by reference.

The implementation of the transactions contemplated by the Agreement and referred to herein, including the joint tender offer by Acciona and Enel for 100% of the outstanding shares of Endesa, is subject to various conditions, authorizations, contingencies and other significant requirements and constraints deriving from applicable laws and regulations and from the Agreement itself. Further, to the extent permitted under applicable law, Acciona reserves its right to amend, supplement, waive or rescind any part of the Agreement as it may agree with Enel from time to time. As a result of the foregoing, analysts and investors should not rely on this presentation or on the Agreement as an assurance that any or all of the transactions envisaged in the Agreement or in this presentation will be necessarily be completed or implemented. Further, analysts and investors are urged to read the Agreement and to seek legal advice in order to fully understand the terms, conditions, risks and contingencies to which the transactions envisaged in the Agreement are subject.

The disclosure of the Agreement is made by Acciona to comply with applicable Spanish regulations. This presentation has the purpose of summarizing and explaining certain key provisions of the Agreement for the benefit of Acciona's shareholders, other investors in Endesa and the market in general. By preparing and releasing this presentation, Acciona does not intend to recommend or suggest, directly or indirectly, any investment strategy in connection with Acciona, Endesa or any other company, or with any securities issued by any such persons. This presentation does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any security, nor is it a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this presentation in any jurisdiction in contravention of applicable law. Subject to the terms and conditions provided in the Agreement, a tender offer document for the shares of Endesa will be filed with the CNMV and with other applicable market supervisors and regulators, as soon as it is permitted and/or required under Spanish law, and will be provided to shareholders of Endesa in accordance with such law to the extent required or permitted thereby.

The release, publication or distribution of this presentation in certain jurisdictions may be restricted by law and therefore persons in any such jurisdiction into which this presentation is released, published or distributed should inform themselves about and observe such restrictions.

Disclaimer

Additional Important Information for U.S. Investors

If Acciona and Enel commence a tender offer in the United States, they will file with the SEC a statement on Schedule TO that will include an offer to purchase, a letter of transmittal and related documents. The offer to purchase, letter of transmittal and related documents will also be mailed to U.S. holders of record of Endesa shares and holders of American Depositary Shares ("ADSs") representing Endesa shares, and be made available for distribution to beneficial owners of Endesa shares and ADSs. The solicitation of offers to buy the Endesa shares and ADSs will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, U.S. stockholders should carefully read those materials (as well as any amendments and supplements to those materials) prior to making any decisions with respect to the tender offer because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, U.S. stockholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC's website at www.sec.gov and will receive information at an appropriate time on how to obtain such materials for free from Acciona and Enel or their duly designated agent.

Forward-Looking Statements

This presentation contains statements that constitute forward-looking statements in its general meaning and within the meaning of Spanish applicable law regarding securities markets. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations, estimates regarding future growth of Acciona, Endesa and other companies, as well of the global business, market share, financial results and other aspects of the activity and situation relating to those companies. The forward-looking statements in this document can be identified, in some instances, by the use of words such as "expects", "anticipates", "intends", and similar language or the negative thereof or by forward-looking nature of discussions of strategy, plans or intentions. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this presentation. Acciona undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events and circumstances after the date of this presentation, including, without limitation, change in Acciona's business or acquisition strategy to reflect the occurrence of unanticipated events.

Acciona's strategy in Endesa

Management influence in Endesa

Stand-alone company with Spanish identity

acciona
Pioneers in development and sustainability

Leader in renewable energies

Headquarters and effective decision centres in Spain

acciona
Pioneers in development and sustainability

Acciona and Enel reach an agreement

- Since its entrance as a relevant shareholder in Endesa, Acciona has:

→ Analyzed different value creation alternatives

→ Established contacts with Endesa, Caja Madrid, E.On, Enel and other stakeholders of the company

The current agreement with Enel fulfills Acciona's strategy and objectives in Endesa and offers a superior alternative for Endesa shareholders

The Agreement

- Acciona and Enel (the "Parties"), Endesa's two largest shareholders, have reached an agreement relating to Endesa, valid for a period of 10 years, subject to extensions for five-year periods. The agreement provides:

→ The joint management of Endesa under the leadership of Acciona

→ The creation of a world leader in renewable energies

→ The relationship between the Parties as reference shareholders of Endesa

→ A tender offer for all Endesa shares (the "OPA"), to be launched by the Parties as joint co-offerors, at a minimum price of €41 in cash per share, together with interest at 3-month EURIBOR

→ Agreement subject to E.On not acquiring more than 50% of Endesa in its current tender offer and to regulatory consent

Joint Management of Endesa under Acciona´s leadership

- Equal number of Board members appointed by the Parties both at Endesa and the joint controlling vehicle ("Newco")
- Newco: Chairman appointed by Acciona to hold casting vote
- Endesa: Executive Chairman appointed by Acciona to hold casting vote
- Endesa: CEO appointed by Enel
- Endesa: Executive Chairman and CEO will have joint management powers
- Standard supermajorities at Endesa and Newco

Creation of a World Leader in Renewable Energy

- Combination of Endesa's renewable energy assets and Acciona Energy
- Acciona will hold a majority stake and will manage the resulting entity
- The resulting company will be a world leader in renewable energy

Global Ranking in wind capacity (MW)



2006 Proforma
Iberdrola + SPW
5.730
Acciona+ Endesa
4.944
FPL
4.000
EDP
1.568
Eurus
1.461



2009 E
Acciona+ Endesa
12.075
Iberdrola + SPW
10.052
FPL
6.100
EDP
4.200

Total Installed MW	2006	2009E
Total Wind Power	**4,944**	**12,075**
Mini-hydro	299	304
Biomass	92	466
Solar	9	435
Waste	75	75
Total Other Energies	**475**	**1,280**
Total Energy	**5,419**	**13,355**

Source: Companies presentations and Acciona estimates

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Partners Contribution

Acciona

- Spanish leading company
- Management dynamism
- Leadership in renewables

Enel

- European leader (Electricity and Gas)
- Strong potential for industrial synergies
- Technological innovation and sustainable development

Endesa

- Leading utility player in Spain and Latam
- Attractive business prospects and opportunities
- Solid growth platform

Transaction Structure

- Joint incorporation of Newco, the controlling vehicle, following the OPA
- Newco will ultimately hold 50.02% of Endesa
- Acciona will hold 50.01% of Newco



Acciona
Enel
50.01%
49.99%
NEWCO
50.02%
Free float
Endesa

- Until closing of the OPA, the Parties are free to exercise their voting rights with respect to the Endesa shares owned by each of them

Contractual Commitments

- During the term the Agreement is effective, the Parties agree:
  - Not to tender in E.On´s takeover bid
  - To maintain Endesa's workforce
  - To vote all the shares that the Parties hold outside Newco in the same manner as Newco votes its shares
  - Not to transfer shares of Endesa or Newco
  - To maintain Endesa's current dividend policy, as a minimum

OPA Details

- Subject to E.On not acquiring 50% or more of Endesa, the Parties will launch a public offer for 100% of Endesa´s share capital, subject to regulatory approvals, under the following terms:
  - The parties will act as co-offerors in the OPA
  - At a minimum price of €41 in cash per share, together with interest at 3-month EURIBOR*
  - Initial allocation of 3.97% of Endesa's shares to Acciona
  - The remaining acceptances of the OPA will be allocated to Enel

* In the event that Endesa pays any dividend between today and the date of publication of the result of the offer, the consideration in the offer shall be reduced by an amount equivalent to the gross dividend distributed.

Conditions of the OPA

- Receiving acceptances that together with the shares owned by Acciona and Enel represent more than 50% of the capital of Endesa
- Prior to the expiration of the acceptance period of the offer, articles 32, 37, 38 and 42 of Endesa's by-laws shall have been duly amended (in the manner on which E.On's tender offer was originally conditioned)
- Parties retain the right to withdraw any of the above-mentioned conditions

"Deadlock" Situations

- In case of a deadlock situation concerning a supermajority issue, the following mechanisms apply
  - From signing to year 3, blocking situation solved through
    - Limited period of negotiations between representatives of both parties
    - The decision with less impact on the existing situation and business practices
  - After year 3 from signing
    - Spin off / Asset split
    - Exercise put option by Acciona

Put Option

- Enel gives Acciona a put option with the following conditions:
  - **Exercise Period:** between the third and tenth anniversary or as an alternative to the asset spin off
  - **Price:**
    - i) Minimum price will be the final E.On offer price
    - ii) If the parties have the effective control over Endesa, the higher of:
      - The market value according to standard valuation methodologies based on valuations undertaken by recognized investment banks
      - The Parties´ OPA final price adjusted by interest (at 3-month EURIBOR) and dividends
  - **Special case:** Acciona has the right to exercise the put option if after 3 years, Enel and Acciona do not have effective control over Endesa; in this case the exercise price will be E.On´s offer final price adjusted by interest (at 3-month EURIBOR) and dividends

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Acciona objectives

- ✓ **Management influence in Endesa**
- ✓ **Endesa maintains its Spanish identity**
- ✓ **Creation of a world leader in renewable energies**
- ✓ **Commitment to further growth of the leading Spanish utility**

With a superior financial impact: highly accretive transaction

The transaction reflects Acciona's stated commitments

JOINT MANAGEMENT OF ENDESA LED BY ACCIONA	• Value creation from an aligned shareholding management structure • Contribution of shareholders' complementary know how • Value creation opportunities to be explored among shareholders
WORLD LEADER IN RENEWABLE ENERGIES	• Presence in 24 countries • Exploit the combination of strong and recurrent cash flows (traditional energies) and solid growth potential (renewables) • 13,355 MW expected by 2009
ENDESA STAND ALONE SPANISH IDENTITY	• Headquarters and effective decision centres in Spain • Maintain current Business Plan and Investment Program • Secure energy supply • Secure investments in transport and distribution networks • Spanish leadership in Latam
COMMITMENT TO FURTHER GROWTH	• Strong commitment to grow in renewable energies • Unique platform to capture growth opportunities • Consolidation of Endesa's financial and growth profile into the most attractive within the utility sector

Financial Impact on Acciona

EPS Accretion


97%
102%
100%
2007E
2008E
2009E

Cash EPS


122%
119%
114%
2007E
2008E
2009E

Net Debt/EBITDA ratio


5.5x
5.1x
4.9x
2007E
2008E
2009E

EBITDA Accretion


187%
180%
175%
2007E
2008E
2009E

EBIT Accretion


203%
201%
201%
2007E
2008E
2009E

Recourse Net Debt/Recourse EBITDA ratio


3,4x
3,0x
2,9x
2007E
2008E
2009E

Highly accretive transaction for Acciona shareholders from day one

Proportional consolidation of 25% stake in Endesa

Source: Endesa´s 2005-2009 BP and Acciona estimates. Acciona 2007, 2008 and 2009 Fidentiis estimates

Conclusions

- Maintenance of Endesa's Spanish identity
- Joint management of Endesa under the leadership of Acciona
- Creation of a World Leader in Renewable Energy
- Unique platform for growth and leadership
- Highly accretive transaction for Acciona shareholders from day one